EXHIBIT 99.2

T · · Mobile ·

INVESTOR FACTBOOK Q1 2019

UNSTOPPABLE

T-Mobile US, Inc.

Investor Factbook
T-Mobile US Reports First Quarter 2019 Results
T-Mobile Reports Accelerated Customer Growth, All-Time Record-Low Churn, and Best Ever Q1 Financial Results
Customer Net Additions of 1.7M and Record-Low Postpaid Phone Churn of 0.88%; Record Service Revenue of $8.3B, Record Q1 Net Income of $908M and Record Adjusted EBITDA of $3.3B

Accelerated Customer Growth

•	1.7 million total net additions in Q1 2019, up 15% YoY

•	1.0 million branded postpaid net additions in Q1 2019, expect to be best in the industry

•	656,000 branded postpaid phone net additions in Q1 2019, expect to be best in the industry

•	69,000 branded prepaid net additions in Q1 2019

•	Record-low branded postpaid phone churn of 0.88% in Q1 2019, down 19 bps YoY

Record Q1 Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.3 billion, up 6% in Q1 2019 with Branded postpaid service revenues up 8%

•	Record Q1 Total revenues of $11.1 billion, up 6% in Q1 2019

•	Record Q1 Net income of $908 million, up 35% in Q1 2019

•	Record Q1 Diluted earnings per share (“EPS”) of $1.06, up 36% in Q1 2019

•	Record Adjusted EBITDA(1) of $3.3 billion, up 11% in Q1 2019

•	Strong Net cash provided by operating activities of $1.4 billion, up 81% in Q1 2019 due to higher Net income and lower net cash outflows from changes in working capital

•	Free Cash Flow(1) of $618 million, down 7% in Q1 2019 due to accelerated capital expenditures and the impact of merger-related costs

Industry Leading Network Performance

•	99% of Americans now covered with a 4G LTE network that is second to none

•	Fastest combined average of download and upload speeds for 21 quarters in a row

•	Aggressive deployment of 600 MHz using 5G ready equipment, now reaching nearly 3,500 cities and towns

•	On track to have the first nationwide 5G network available next year

Continued Strong Outlook for 2019

•	Branded postpaid net additions of 3.1 to 3.7 million, up from prior guidance of 2.6 to 3.6 million

•	Net income is not available on a forward-looking basis(2)

•	Adjusted EBITDA target of $12.7 to $13.2 billion, which includes leasing revenues of $0.6 to $0.7 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest of approximately $400 million, of $5.4 to $5.7 billion and cash purchases of property and equipment, including capitalized interest, of $5.8 to $6.1 billion

•
Three-year compound annual growth rate (“CAGR”) from FY 2016 to FY 2019 for Net cash provided by operating activities, excluding payments for merger-related costs, is expected to be at 32% to 35%, up from prior guidance of 17% to 21% driven primarily by improvements in the contractual terms of factoring agreements which led to an accounting geography change but do not impact overall cash flow

•	Three-year CAGR from FY 2016 to FY 2019 for Free Cash Flow, excluding payments for merger-related costs, is unchanged at 46% to 48%(1)
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

Total Branded Postpaid Net Additions
(in thousands)

Branded Postpaid Phone Churn

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 656,000 in Q1 2019, compared to 1,020,000 in Q4 2018 and 617,000 in Q1 2018. This marks the 21st consecutive quarter that T-Mobile is expected to lead the industry in branded postpaid phone net customer additions.

▪	The sequential decrease was due to lower gross customer additions driven by seasonality, partially offset by lower churn.

▪	Year-over-year, branded postpaid phone net customer additions increased primarily due to record-low churn.

▪	Branded postpaid other net customer additions were 363,000 in Q1 2019, compared to 338,000 in Q4 2018 and 388,000 in Q1 2018.

▪	The sequential increase was primarily due to higher gross customer additions from wearables.

▪	The year-over-year decrease was primarily due to higher deactivations from a growing customer base, partially offset by lower churn.

▪	Branded postpaid net customer additions were 1,019,000 in Q1 2019, compared to 1,358,000 in Q4 2018 and 1,005,000 in Q1 2018.

▪	Branded postpaid phone churn was a record-low 0.88% in Q1 2019, down 11 basis points from 0.99% in Q4 2018 and down 19 basis points from 1.07% in Q1 2018.

▪
The sequential decrease was due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings, as well as the impact of seasonality.

▪
The year-over-year decrease was due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings.

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn

Total Branded Net Additions
(in thousands)

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 69,000 in Q1 2019, compared to 135,000 in Q4 2018 and 199,000 in Q1 2018.

▪	Sequentially and year-over-year, the decreases were primarily due to continued promotional activities in the marketplace, partially offset by lower churn.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q1 2019 by approximately 120,000, down from 160,000 in Q4 2018 and down from 150,000 in Q1 2018.

▪	Branded prepaid churn was 3.85% in Q1 2019, compared to 3.99% in Q4 2018 and 3.94% in Q1 2018.

Total Branded Customers

▪	Total branded net customer additions were 1,088,000 in Q1 2019, compared to 1,493,000 in Q4 2018 and 1,204,000 in Q1 2018.

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Wholesale Customers

▪	Wholesale net customer additions were 562,000 in Q1 2019, compared to net additions of 909,000 in Q4 2018 and 229,000 in Q1 2018.

▪	Sequentially, the decrease was primarily due to lower Machine-to-Machine (“M2M”) net customer additions.

▪	Year-over-year, the increase was primarily due to higher gross additions from the continued success of our M2M and mobile virtual network operator partnerships.

Total Customers

▪
Total net customer additions were 1,650,000 in Q1 2019, compared to 2,402,000 in Q4 2018 and 1,433,000 in Q1 2018. This is the 24th consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	T-Mobile ended Q1 2019 with 81.3 million total customers.

T-Mobile LTE Coverage Map
(as of March 31, 2019)

Depth of T-Mobile’s Nationwide Low-Band Spectrum (600 MHz and 700 MHz)

NETWORK

▪
T-Mobile continues to expand the footprint and increase the capacity of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the capabilities of our 4G LTE network as we prepare for our nationwide deployment of 5G.

5G

▪	T-Mobile is building the foundation for its 5G network across the U.S. in 2019, utilizing both 600 MHz spectrum and millimeter wave spectrum.

▪
For 5G on 600 MHz spectrum, T-Mobile is working toward the delivery of the first nationwide standards-based 5G network in 2020. We are continuing our aggressive deployment of LTE on 600 MHz using 5G ready equipment and we expect to launch 5G on 600MHz later this year in conjunction with the introduction of the first compatible 5G smartphones.

▪	T-Mobile expects to make 5G on millimeter wave spectrum available in conjunction with the launch of the 5G version of the Samsung Galaxy S10.

600 MHz Spectrum

▪
At the end of Q1 2019, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum. T-Mobile now owns approximately 41 MHz in the low-band (600 MHz and 700 MHz). The spectrum covers 100% of the U.S.

▪
T-Mobile continues to engage with broadcasters to accelerate FCC spectrum clearance timelines. As of the end of Q1 2019, T-Mobile had cleared 140 million POPs, and expects to clear approximately 280 million POPs by year-end 2019.

▪
T-Mobile continues its aggressive deployment of LTE on 600 MHz spectrum using 5G ready equipment. At the end of Q1 2019, we were live with LTE in nearly 3,500 cities and towns in 44 states and Puerto Rico covering nearly one million square miles.

▪	Combining 600 and 700 MHz spectrum, we have deployed LTE in low-band spectrum to 304 million POPs.

▪	We currently have 40 devices compatible with 600 MHz including the latest iPhone generation.

4G LTE Download Speeds and
Upload Speeds - Q1 2019
(in Mbps, D/L at Base, U/L at Top)
Data from Ookla® Speedtest Intelligence®.

Spectrum Position

▪
At the end of Q1 2019, T-Mobile owned an average of 110 MHz of spectrum nationwide. The spectrum comprises an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band and 40 MHz in the AWS band.

▪	T-Mobile also owns millimeter wave spectrum that comprises an average of 264 MHz covering over 110 million POPs in the 28 GHz band and 105 MHz covering nearly 45 million POPs in the 39 GHz band.

▪	We will evaluate future spectrum purchases in current and upcoming auctions and in the secondary market to augment our current spectrum position.
Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and covered 326 million people with 4G LTE at the end of Q1 2019.

▪
At the end of Q1 2019, T-Mobile had equipment deployed on approximately 65,000 macro towers and 23,000 small cell/distributed antenna system sites. We remain on plan to roll out approximately 20,000 small cells through 2019.

Network Speed

▪	In Q1 2019, T-Mobile’s average 4G LTE download speed was 34.5 Mbps, compared to AT&T at 35.6 Mbps, Verizon at 33.1 Mbps and Sprint at 31.5 Mbps.

▪	In Q1 2019, T-Mobile’s average 4G LTE upload speed was 13.0 Mbps, compared to AT&T at 8.9 Mbps, Verizon at 10.8 Mbps and Sprint at 3.6 Mbps.

▪	T-Mobile has delivered the fastest combined average of download and upload speeds for 21 quarters in a row.

% of Voice Calls Made on VoLTE
88%
9%
Q1 2015
Q1 2019

Network Capacity Growth

▪
T-Mobile continues to expand its capacity and increase the quality of its network through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE (“VoLTE”), Carrier Aggregation, 4x4 multiple-input and multiple-output (“MIMO”), 256 Quadrature Amplitude Modulation (“QAM”) and License Assisted Access (“LAA”).

▪	VoLTE comprised 88% of total voice calls in Q1 2019, up from 87% in Q4 2018 and 80% in Q1 2018.

▪	Carrier aggregation is live for T-Mobile customers in 932 markets, up from 923 markets in Q4 2018 and nearly 900 in Q1 2018.

▪	4x4 MIMO is currently available in 591 markets, up from 564 markets in Q4 2018 and over 500 in 1Q18.

▪	T-Mobile customers have 256 QAM available across the Un-carrier’s entire LTE footprint.

▪	T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM. This trifecta of standards has been rolled out to more than 500 markets.

▪	LAA has been deployed to 29 cities including Los Angeles, Philadelphia, Washington DC, Atlanta, Houston, Las Vegas, San Diego, and New Orleans.

NEW T-MOBILE 5G NETWORK
IN 2024

New T-Mobile mid-band 5G
New T-Mobile low-band 5G

PROPOSED SPRINT TRANSACTIONS

▪
On April 29, 2018, T-Mobile entered into a Business Combination Agreement with Sprint to merge in an all-stock transaction at a fixed exchange ratio of 0.10256 shares of T-Mobile common stock for each share of Sprint common stock, or 9.75 shares of Sprint common stock for each share of T-Mobile common stock (the “Merger”). The Merger, and other transactions contemplated by the Business Combination Agreement, are referred to as the “Transactions”.

▪
The combined company will be named “T-Mobile” and, as a result of the Merger, is expected to be able to rapidly launch a broad and deep nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. Neither T-Mobile nor Sprint on its own could generate comparable benefits to consumers. The combined company is expected to trade under the “TMUS” symbol on NASDAQ.

▪	The Transactions are subject to regulatory approvals and certain other customary closing conditions. We expect to receive federal regulatory approval in the first half of 2019.

▪
In Q1 2019, costs related to the Sprint transaction were $113 million before taxes compared to $102 million in Q4 2018. These costs are included in Selling, general, and administrative (“SG&A”) expenses and Net income but are excluded from Adjusted EBITDA. Pre-merger transaction costs are expected to be $350 to $500 million in FY 2019, including expected Q2 2019 pre-merger costs of $200 to $250 million.

Impact from the New lease standard
(in millions)
	January 1, 2019
Increase (decrease)	Beginning Balance	Cumulative Effect Adjustment	Beginning Balance, As Adjusted
Assets
Other current assets	1,676	(78)	1,598
Property and equipment, net	23,359	(2,339)	21,020
Operating lease right-of-use assets	—	9,251	9,251
Financing lease right-of-use assets	—	2,271	2,271
Other intangible assets, net	198	(12)	186
Other assets	1,623	(71)	1,552
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	7,741	(65)	7,676
Other current liabilities	787	28	815
Short-term and long-term debt	12,965	(2,015)	10,950
Tower obligations	2,557	(345)	2,212
Deferred tax liabilities	4,472	231	4,703
Deferred rent expense	2,781	(2,781)	—
Short-term and long-term operating lease liabilities	—	11,364	11,364
Short-term and long-term financing lease liabilities	—	2,016	2,016
Other long-term liabilities	967	(64)	903
Accumulated deficit	(12,954)	653	(12,301)

New Lease Standard

▪	The discussion and analysis below reflect the impact from ASU 2016-02, “Leases (Topic 842),” and related amendments (collectively, the “new lease standard”).

▪	The cumulative effects on the balance sheet of initially applying the new lease standard on January 1, 2019 are reflected in the table.

▪	The most significant impacts to the financial statements as a result of adopting the new lease standard are as follows:

▪
We recognized right-of-use assets and lease liabilities that have not previously been recorded. The lease liability for operating leases is based on the net present value of future minimum lease payments. The right-of-use asset for operating leases is based on the lease liability adjusted for the reclassification of certain balance sheet amounts such as prepaid and deferred rent, which we re-measured at adoption due to the application of hindsight to our lease term estimates. Deferred and prepaid rent will no longer be presented separately.

▪
Our expected lease term has shortened to reflect payments due for the initial non-cancelable lease term only. This assessment corresponds to our lease term assessment for new leases and aligns with the payments that have been disclosed as lease commitments in prior years. As a result, the average remaining lease term for cell sites has decreased from approximately nine to five years based on lease contracts in effect at transition on January 1, 2019.

▪
Capital lease assets previously included within Property and equipment, net were reclassified to financing lease right-of-use assets, and capital lease liabilities previously included in Short-term debt and Long-term debt were reclassified to financing lease liabilities in our Condensed Consolidated Balance Sheet.

▪
We were also required to reassess the previously failed sale-leaseback of certain T-Mobile-owned wireless communication tower sites. This assessment resulted in a change in the sale-leaseback accounting for certain tower transactions.

▪	Please see our Form 10-Q for Q1 2019 for additional information on the adoption of the new lease standard.

Devices Sold or Leased
(in million units)
	Q1 2018	Q4 2018	Q1 2019
Total Company
Phones	8.7	8.3	7.4
Mobile broadband and IoT devices	0.6	0.7	0.6
Total Company	9.3	9.0	8.0

Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 8.0 million units in Q1 2019, compared to 9.0 million units in Q4 2018 and 9.3 million units in Q1 2018.

▪	Total phones (smartphones and non-smartphones) sold or leased were 7.4 million units in Q1 2019, compared to 8.3 million units in Q4 2018 and 8.7 million units in Q1 2018.

▪	The branded postpaid upgrade rate was approximately 5% in Q1 2019, down sequentially from 6% in Q4 2018 and flat year-over-year.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $1.742 billion in gross EIP device financing to its customers in Q1 2019, down 20.9% from $2.203 billion in Q4 2018 and up 10.8% from $1.572 billion in Q1 2018.

▪	Sequentially the decrease was primarily due to lower EIP unit sales and lower average revenue per device sold.

▪	Year-over-year the increase was primarily from higher EIP unit sales and higher average revenue per device sold.

▪
Customers on T-Mobile plans had associated EIP billings of $1.66 billion in Q1 2019, flat compared to $1.66 billion in Q4 2018 and down 2.1% from $1.70 billion in Q1 2018. EIP billings include prepayments and adjustments.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $4.13 billion at the end of Q1 2019, compared to $4.09 billion at the end of Q4 2018 and $3.52 billion at the end of Q1 2018.

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $90 million in Q1 2019, compared to $118 million in Q4 2018 and $222 million in Q1 2018.

▪	The sequential decrease was primarily due to a lower number of devices leased.

▪	The year-over-year decrease was primarily due to a lower number of devices leased and higher leased device buyouts.

▪	Depreciation expense associated with leased devices was $184 million in Q1 2019, compared to $234 million in Q4 2018 and $223 million in Q1 2018.

▪	Leased devices included in property and equipment, net was $442 million at the end of Q1 2019, compared to $537 million at the end of Q4 2018 and $794 million at the end of Q1 2018.

▪	Lease revenues were $161 million in Q1 2019, compared to $168 million in Q4 2018 and $171 million in Q1 2018.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $108 million in Q1 2019, compared to $118 million in Q4 2018 and $106 million in Q1 2018.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 0.98% in Q1 2019, compared to 1.03% in Q4 2018 and 1.01% in Q1 2018.

▪
Sequentially, total bad debt expense and losses from sales of receivables decreased by $10 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 5 basis points.

▪
Year-over-year, total bad debt expense and losses from sales of receivables increased by $2 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 3 basis points.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 52% of total EIP receivables at the end of Q1 2019, compared to 53% at the end of Q4 2018 and 53% at the end of Q1 2018.

Branded Postpaid Phone ARPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.07 in Q1 2019, down 0.5% from $46.29 in Q4 2018 and down 1.3% from $46.66 in Q1 2018.

▪
Sequentially, the decrease was due to dilution from promotions targeting families and new segments, including the ongoing growth in our Netflix offering, which totaled $0.51 for the three months ended March 31, 2019, and decreased branded postpaid phone ARPU by $0.07 compared to the three months ended December 31, 2018.

▪
Year-over-year, the decrease was primarily due to a reduction in regulatory program revenues from the continued adoption of tax inclusive plans, a reduction in certain non-recurring charges, the growing success of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials, and the ongoing growth in our

Branded Postpaid Customers per
Account
Branded Prepaid ARPU
($ per month)

Netflix offering, which totaled $0.51 for the three months ended March 31, 2019 and decreased branded postpaid phone ARPU by $0.27 compared to the three months ended March 31, 2018. These decreases were partially offset by higher premium services revenue and a net reduction in promotional activities.

▪	We continue to expect full-year 2019 branded postpaid phone ARPU to remain generally stable compared to full-year 2018 within a range from plus 1% to minus 1%.

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 3.06 at the end of Q1 2019, compared to 3.03 at the end of Q4 2018 and 2.95 at the end of Q1 2018.

▪
The sequential and year-over-year increase was primarily due to the continued growth of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials, promotional activities targeting families and the continued success of connected devices.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $37.65 in Q1 2019, down 1.9% from $38.39 in Q4 2018 and down 3.2% compared to $38.90 in Q1 2018.

▪
Sequentially, the decrease was primarily due to dilution from promotional rate plans and the growth in our Amazon prime offering - included as a benefit with certain Metro by T-Mobile unlimited rate plans - which impacted prepaid ARPU by $0.32 and reduced branded prepaid ARPU by $0.20 for the three months ended March 31, 2019, compared to the three months ended December 31, 2018, partially offset by continued growth of Metro by T-Mobile customers.

▪
The year-over-year decrease was primarily due to dilution from promotional rate plans and the growth in our Amazon Prime offering - included as a benefit with certain Metro by T-Mobile unlimited rate plans - which impacted prepaid ARPU by $0.32, for the three months ended March 31, 2019, compared to the three months ended March 31, 2018, partially offset by certain non-recurring charges.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪
T-Mobile is again expected to lead the industry in year-over-year service revenue percentage growth in Q1 2019. This marks the 20th consecutive quarter that T-Mobile is expected to lead the industry in this measure.

▪	Service revenues were a record-high $8.28 billion in Q1 2019, up 1.1% from $8.19 billion in Q4 2018 and up 6.0% from $7.81 billion in Q1 2018.

▪	Sequentially, the increase was primarily due to:

◦
Branded postpaid revenues increased 2.0% primarily from growth in our customer base driven by the continued growth in existing and Greenfield markets including the growing success of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials along with record low churn, partially offset by lower branded postpaid phone ARPU.

▪	Year-over-year, the increase was primarily due to:

◦
Branded postpaid revenues increased 8.3% primarily from higher average branded postpaid phone customers from growth in our customer base driven by the continued growth in existing and Greenfield markets including the growing success of new customer segments and rate plans such as T-Mobile ONE Unlimited 55+, T-Mobile ONE Military, T-Mobile for Business and T-Mobile Essentials, along with record low churn and higher average branded postpaid other customers; partially offset by lower branded postpaid phone ARPU.

Equipment Revenues
($ in millions)

Total Revenues
($ in millions)

Equipment Revenues

▪
Equipment revenues were $2.52 billion in Q1 2019, down 14.4% from $2.94 billion in Q4 2018 and up 6.9% from $2.35 billion in Q1 2018. Equipment revenues in Q1 2019 were comprised of lease revenues of $161 million and non-lease revenues of $2.36 billion.

▪
Sequentially, the decrease was primarily due to a lower average revenue per device sold due to a change in the high-end device mix, partially offset by lower promotions, as well as a 9% decrease in the number of devices sold, excluding purchased leased devices; and a decrease in accessory revenue primarily due to the decrease in the device sales volume.

▪
Year-over-year, the increase was primarily related to higher average revenue per device sold due to an increase in the high-end device mix and lower promotions; partially offset by an 8% decrease in the number of devices sold, excluding purchased leased devices.

Total Revenues

▪	Total revenues were a Q1 record-high $11.08 billion in Q1 2019, down 3.2% from $11.45 billion in Q4 2018 and up 6.0% from $10.46 billion in Q1 2018.

Cost of Services
($ in millions, % of Service Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.55 billion in Q1 2019, down 3.5% from $1.60 billion in Q4 2018 and down 2.7% from $1.59 billion in Q1 2018.

▪
Sequentially, the decrease was primarily due to the positive impact of the new lease standard of approximately $95 million and the negative impact from hurricanes of $12 million for the three months ended December 31, 2018. The impact from hurricanes was not significant for the three months ended March 31, 2019. These decreases were partially offset by higher regulatory program and network expansion costs.

▪	Cost of services as a percentage of Service revenues decreased by 90 basis points sequentially.

▪
Year-over-year, the decrease was due to the positive impact of the new lease standard of approximately $95 million, lower regulatory program costs and the negative impact from hurricanes of $36 million for the three months ended March 31, 2018. These decreases were partially offset by higher costs for customer appreciation programs and network expansion.

▪	As a percentage of Service revenues, Cost of services decreased by 170 basis points year-
over-year.

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

SG&A Expense
($ in millions, % of Service Revs)

Cost of Equipment Sales

▪	Cost of equipment sales was $3.02 billion in Q1 2019, down 15.5% from $3.57 billion in Q4 2018 and up 6.0% from $2.85 billion in Q1 2018.

▪
Sequentially, the decrease was primarily due to a lower average cost per device sold, primarily due to a change in the high-end device mix, and a 9% decrease in the number of devices sold, excluding purchased leased devices.

▪
Year-over-year, the increase was primarily due to a higher average cost per device sold, primarily due to an increase in the high-end device mix, partially offset by an 8% decrease in the number of devices sold, excluding purchased leased devices. This increase was partially offset by lower warranty costs.

Selling, General and Admin. “SG&A” Expense

▪	SG&A expense was $3.44 billion in Q1 2019, down 1.6% from $3.50 billion in Q4 2018 and up 8.8% from $3.16 billion in Q1 2018.

▪
Sequentially, the decrease was primarily due to lower promotional and advertising costs, partially offset by higher employee-related costs, merger-related costs of $113 million in Q1 2019 compared to $102 million in Q4 2018 and higher commissions including a $20 million increase in amortization expense related to commission costs that were capitalized beginning upon the adoption of ASC 606 on January 1, 2018.

▪
As a percentage of Service revenues, SG&A expense decreased 110 basis points sequentially. As a percentage of Service revenues, merger-related costs increased SG&A expense by 20 basis points sequentially.

▪
Year-over-year, the increase was primarily due to higher commissions including an $81 million increase in amortization expense related to commission costs that were capitalized beginning upon the adoption of ASC 606 on January 1, 2018, merger-related costs of $113 million in Q1 2019 versus zero in Q1 2018, and higher costs related to outsourced functions, managed services and employee-related costs. These increases were partially offset by lower promotional and advertising costs.

D&A Expense
($ in millions, % of Total Revs)

▪
As a percentage of Service revenues, SG&A expense increased 110 basis points year-over-year. As a percentage of Service revenues, merger-related costs increased SG&A expense by 140 basis points year-over-year.

Depreciation and Amortization “D&A”

▪	D&A was $1.60 billion in Q1 2019, down 2.4% from $1.64 billion in Q4 2018 and up 1.6% from $1.58 billion in Q1 2018.

▪	D&A related to leased devices was $184 million in Q1 2019, compared to $234 million in Q4 2018 and $223 million in Q1 2018.

▪	Non-lease-related D&A was $1.42 billion in Q1 2019, compared to $1.41 billion in Q4 2018 and $1.35 billion in Q1 2018.

▪	Sequentially, the decrease was primarily due to lower depreciation expense related to our JUMP! on Demand program resulting from a lower total number of devices under lease.

▪
Year-over-year, the increase was primarily due to the continued deployment of low band spectrum, including 600 MHz, and laying the groundwork for 5G, partially offset by lower depreciation expense related to our JUMP! On Demand program resulting from a lower total number of devices under lease.

Net Income
($ in millions)

Diluted Earnings Per Share

NET INCOME AND
DILUTED EARNINGS PER SHARE

▪	Net income was $908 million in Q1 2019, up 42% from $640 million in Q4 2018 and up 35% from $671 million in Q1 2018. EPS was $1.06 in Q1 2019, up from $0.75 in Q4 2018 and up from $0.78 in Q1 2018.

▪	Sequentially, the increases in Net income and EPS were primarily due to higher Operating income, partially offset by higher Income tax expense. Net income and EPS included the following:

◦	The negative impact from merger-related costs on Net income and EPS for Q1 2019 of $93 million and $0.11, respectively, compared to a negative impact of $88 million and $0.10 in Q4 2018, respectively.

◦
No significant impact from hurricanes on Net income and EPS for Q1 2019, compared to a negative impact on Net income and EPS from hurricane costs, net of insurance reimbursements, of $11 million and $0.01, respectively, for Q4 2018.

▪
Year-over-year, the increases in Net income and EPS were primarily due to higher operating income and lower interest expense and interest expense to affiliates, partially offset by higher Income tax expense. Net income and EPS included the following:

◦	The negative impact from merger-related costs on Net income and EPS for Q1 2019 of $93 million and $0.11, respectively, versus zero in Q1 2018.

◦
No significant impact from hurricanes on Net income and EPS for Q1 2019, compared to a negative impact from hurricane costs of $23 million and $0.03, respectively, for Q1 2018. The impact from hurricanes was not significant in Q1 2019.

▪	Net income margin was 11% in Q1 2019, compared to 8% in Q4 2018 and 9% in Q1 2018. Net income margin is calculated as net income divided by service revenues.

▪	The effective tax rate for Q1 2019 was 25%. For full-year 2019, the effective tax rate is expected to be 26% to 27%.

Adjusted EBITDA
($ in millions)

ADJUSTED EBITDA

▪	Adjusted EBITDA was $3.3 billion in Q1 2019, up 10.6% from $3.0 billion in Q4 2018 and up 11.1% from $3.0 billion in Q1 2018.

▪
Sequentially, the increase in Adjusted EBITDA was primarily due to lower net losses on equipment, higher Service revenues, lower SG&A expenses and the positive impact of the new lease standard of approximately $49 million.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher Service revenues, the positive impact of the new lease standard of approximately $49 million and the negative impact from hurricanes of $36 million in Q1 2018. There was no significant impact from hurricanes in Q1 2019. These increases were partially offset by higher SG&A expenses.

▪	Adjusted EBITDA excludes merger-related costs of $113 million.

▪	Adjusted EBITDA margin was 40% in Q1 2019, compared to 36% in Q4 2018 and 38% in Q1 2018. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Service revenues.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment, Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.93 billion in Q1 2019, compared to $1.18 billion in Q4 2018 and $1.37 billion in Q1 2018.

▪	Sequentially and year-over year, the increase was primarily due to growth in network build as we continued deployment of low band spectrum, including 600 MHz, and started laying the groundwork for 5G.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.81 billion in Q1 2019, compared to $1.07 billion in Q4 2018 and $1.32 billion in Q1 2018.

▪	Capitalized interest included in cash purchases of property and equipment was $118 million in Q1 2019, compared to $116 million in Q4 2018 and $43 million in Q1 2018.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $1.39 billion in Q1 2019, compared to $954 million in Q4 2018 and $770 million in Q1 2018.

▪	Sequentially, the increase was primarily due to higher Net income and lower net cash outflows from changes in working capital.

◦
The change in working capital was primarily due to lower cash outflows for EIP receivables and Accounts receivable, partially offset by Accounts payable and accrued liabilities and Other current and long-term assets.

▪	Year-over-year, the increase was primarily due to higher Net income and lower net cash outflows from changes in working capital.

◦
The change in working capital was primarily due to lower use from Accounts payable and accrued liabilities, partially offset by an increase in Inventories, Accounts receivable and Other current and long-term assets.

▪
Changes in Operating lease right-of-use assets and Short and long-term operating lease liabilities are now presented in Changes in operating assets and liabilities due to the adoption of the new lease standard. Sequentially and year-over-year, the net impact of changes in these accounts decreased Net cash provided by operating activities by $87 million.

▪
Net cash provided by operating activities three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 32% and 35%, up from the prior range of 17% to 21%, driven primarily by improvements in the contractual terms of factoring agreements which led to an accounting geography change with the “Proceeds related to beneficial interests in securitization transactions” line in the cash flow statement but do not impact overall Free Cash Flow.

Net Cash Provided by (Used in) Investing Activities
($ in millions)

Net Cash Provided by (Used in)
Financing Activities
($ in millions)

Investing Activities

▪
Net cash used in investing activities was an outflow of $966 million in Q1 2019, compared to an inflow of $231 million in Q4 2018 and an outflow of $462 million in Q1 2018. Net cash used for securitization was $18 million in Q1 2019 compared to $36 million in Q4 2018 and $150 million in Q1 2018.

▪
Sequentially and year-over-year, the changes were primarily due to higher purchases of property and equipment, including capitalized interest, lower proceeds related to our deferred purchase price from securitization transactions and higher purchases of spectrum licenses and other intangible assets, including deposits.

Financing Activities

▪	Net cash used in financing activities was $190 million in Q1 2019, compared to $311 million in Q4 2018 and an inflow of $1.0 billion in Q1 2018.

▪	Sequentially, the change was primarily due to lower repayments of financing lease obligations and short-term debt, partially offset by higher tax withholdings on share-based awards.

▪
Year-over-year, the change was primarily due to activity in Q1 2018 which did not occur in Q1 2019, including the issuance of long-term debt, net borrowings on the revolving credit facility, repayment of long-term debt and repurchases of common stock. Q1 2019 also had lower repayments on financing lease obligations and higher tax withholdings on share-based awards.

Free Cash Flow
($ in millions)

FREE CASH FLOW

▪	Free Cash Flow was $618 million in Q1 2019, compared to $1.22 billion in Q4 2018 and $668 million in Q1 2018.

▪
Sequentially, the decrease was due to higher cash purchases of property and equipment and lower proceeds related to our deferred purchase price from securitization transactions, partially offset by higher net cash provided by operating activities, as described above.

▪
Year-over-year, the decrease was primarily due to higher cash purchases of property and equipment and lower proceeds related to our deferred purchase price from securitization transactions, partially offset by higher net cash provided by operating activities, as described above.

▪
The impact of payments for merger-related costs on Free Cash Flow was $34 million in Q1 2019 compared to $46 million in Q4 2018 and zero in Q1 2018. Free cash flow, excluding payments for merger-related costs, was $652 million in Q1 2019.

▪
In Q2 2019, we expect the impact of payments for merger-related costs on Free Cash Flow to be higher than Q1 2019 payments, but lower than the expected merger-related costs of $200 - $250 million as a result of payment timing.

▪	Net cash used for securitization was $18 million in Q1 2019 compared to $36 million in Q4 2018 and $150 million in Q1 2018.

▪
Free Cash Flow three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. Free cash flow guidance does not assume any material net cash inflows from securitization going forward.

Total Debt and Net Debt (excl. Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q1 2019 was $27.9 billion and was comprised of the following:

▪	$250 million of Short-term debt,

▪	$598 million of Short-term debt to affiliates,

▪	$11.0 billion of Long-term debt,

▪	$14.0 billion of Long-term debt to affiliates.

▪	$911 million of Short-term financing lease liabilities, and

▪	$1.2 billion of Financing lease liabilities

▪	Net debt, excluding tower obligations, at the end of Q1 2019 was $26.5 billion.

▪
The ratio of net debt, excluding tower obligations, to Net income for the trailing last twelve months (“LTM”) period was 8.5x at the end of Q1 2019, compared to 9.1x at the end of Q4 2018 and 6.2x at the end of Q1 2018.

▪
The increase in the ratio of net debt, excluding tower obligations, to Net income for the LTM year-over-year was primarily due the impact of the Q4 2017 income tax benefit, which was included in the LTM period ended Q1 2018.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 2.1x at the end of Q1 2019, compared to 2.1x at the end of Q4 2018 and 2.4x at the end of Q1 2018.

2019 Guidance Outlook

	Original		Q1 2019 Update
Branded Postpaid Net Adds (in millions)	2.6	3.6	3.1	3.7
Adjusted EBITDA ($ in billions)	$12.7	$13.2	Unchanged
Cash purchases of prop and equip excl Cap Int of approx. $400 million ($ in billions)	$5.4	$5.7	Unchanged
Net cash provided by op act 3-yr CAGR	17%	21%	32%	35%
Free Cash Flow three-year CAGR	46%	48%	Unchanged

GUIDANCE

▪	Branded postpaid net customer additions: Branded postpaid net customer additions for the full-year 2019 are expected to be 3.1 to 3.7 million, up from prior guidance of 2.6 to 3.6 million.

▪
Net Income: We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

▪
Adjusted EBITDA: For the full-year 2019, Adjusted EBITDA is expected to be in the range of $12.7 to $13.2 billion, unchanged from prior guidance. This target includes expected leasing revenues of $0.6 to $0.7 billion, also unchanged from prior guidance, and takes into account the network expansion, the deployment of our 600 MHz spectrum, and the build-out of our 5G network, expected to drive up Cost of Services by $200 to $300 million year-over-year, and increased customer guidance.

▪
Capital expenditures: Cash purchases of property and equipment for the full-year 2019, excluding capitalized interest of approximately $400 million, are expected to be in the range of $5.4 to $5.7 billion and cash purchases of property and equipment for the full-year 2019, including capitalized interest, are expected to be in the range of $5.8 to $6.1 billion, both unchanged from prior guidance. Full-year 2019 cash purchases of property and equipment include expenditures for 5G and 600 MHz deployment.

▪
Net cash provided by operating activities: Net cash provided by operating activities three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 32% and 35%, up from the prior range of 17% to 21%, driven primarily by improvements in the contractual terms of factoring agreements which led to an accounting geography change with the “Proceeds related to beneficial interests in securitization transactions” line in the cash flow statement but do not impact overall Free Cash Flow.

▪
Free Cash Flow: Free Cash Flow three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. Free cash flow guidance does not assume any material net cash inflows from securitization going forward.

▪	Branded postpaid phone ARPU: We expect full-year 2019 branded postpaid phone ARPU to remain generally stable within a range from plus 1% to minus 1%.

▪	Tax Rate: For full-year 2019, the effective tax rate is expected to be 26% to 27%.

▪
Merger-related costs: In full-year 2019, pre-close merger-related costs are expected to be $350 to $500 million. In Q2 2019, these costs are expected to be $200 to $250 million before taxes. These costs are excluded from Adjusted EBITDA but impact Net income. Merger related costs incurred in full-year 2019 will be impacted by the timing of the Merger close.

UPCOMING EVENTS (All dates and attendance tentative)

▪	6th Annual MoffettNathanson Media & Communications Summit, May 14-15, New York, NY

▪	47th Annual J.P. Morgan Global Technology, Media and Communications Conference, May 14-16, Boston, MA

▪	Wells Fargo Securities 5G Forum - Part III, June 20, New York, NY

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Esther Tehrani, esther.tehrani@t-mobile.com
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$1,439	$1,203
Accounts receivable, net of allowances of $63 and $67	1,749	1,769
Equipment installment plan receivables, net	2,466	2,538
Accounts receivable from affiliates	16	11
Inventory	1,261	1,084
Other current assets	1,814	1,676
Total current assets	8,745	8,281
Property and equipment, net	21,464	23,359
Operating lease right-of-use assets	9,509	—
Financing lease right-of-use assets	2,339	—
Goodwill	1,901	1,901
Spectrum licenses	35,618	35,559
Other intangible assets, net	174	198
Equipment installment plan receivables due after one year, net	1,662	1,547
Other assets	1,661	1,623
Total assets	$83,073	$72,468
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$7,330	$7,741
Payables to affiliates	242	200
Short-term debt	250	841
Short-term debt to affiliates	598	—
Deferred revenue	665	698
Short-term operating lease liabilities	2,202	—
Short-term financing lease liabilities	911	—
Other current liabilities	1,129	787
Total current liabilities	13,327	10,267
Long-term debt	10,952	12,124
Long-term debt to affiliates	13,985	14,582
Tower obligations	2,244	2,557
Deferred tax liabilities	4,925	4,472
Operating lease liabilities	9,339	—
Financing lease liabilities	1,224	—
Deferred rent expense	—	2,781
Other long-term liabilities	896	967
Total long-term liabilities	43,565	37,483
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 855,858,890 and 851,675,119 shares issued, 854,380,118 and 850,180,317 shares outstanding	—	—
Additional paid-in capital	38,100	38,010
Treasury stock, at cost, 1,478,772 and 1,494,802 shares issued	(5)	(6)
Accumulated other comprehensive income	(521)	(332)
Accumulated deficit	(11,393)	(12,954)
Total stockholders' equity	26,181	24,718
Total liabilities and stockholders' equity	$83,073	$72,468

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended December 31,
(in millions, except share and per share amounts)	March 31, 2019	December 31, 2018	March 31, 2018
Revenues
Branded postpaid revenues	$5,493	$5,384	$5,070
Branded prepaid revenues	2,386	2,399	2,402
Wholesale revenues	304	304	266
Roaming and other service revenues	94	102	68
Total service revenues	8,277	8,189	7,806
Equipment revenues	2,516	2,940	2,353
Other revenues	287	316	296
Total revenues	11,080	11,445	10,455
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,546	1,602	1,589
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	3,016	3,568	2,845
Selling, general and administrative	3,442	3,498	3,164
Depreciation and amortization	1,600	1,640	1,575
Total operating expense	9,604	10,308	9,173
Operating income	1,476	1,137	1,282
Other income (expense)
Interest expense	(179)	(194)	(251)
Interest expense to affiliates	(109)	(104)	(166)
Interest income	8	2	6
Other income (expense), net	7	(3)	10
Total other expense, net	(273)	(299)	(401)
Income before income taxes	1,203	838	881
Income tax expense	(295)	(198)	(210)
Net income	908	640	671

Net income	$908	$640	$671
Other comprehensive loss, net of tax
Unrealized loss on available-for-sale securities, net of tax effect of $0, $0 and $(1)	—	—	(3)
Unrealized loss on cash flow hedges, net of tax effect of $(66), $(115) and $0	(189)	(332)	—
Other comprehensive loss	(189)	(332)	(3)
Total comprehensive income	$719	$308	$668
Earnings per share
Basic	$1.07	$0.75	$0.78
Diluted	$1.06	$0.75	$0.78
Weighted average shares outstanding
Basic	851,223,498	849,102,785	855,222,664
Diluted	858,643,481	856,344,347	862,244,084

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Operating activities
Net income	$908	$640	$671
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,600	1,640	1,575
Stock-based compensation expense	110	100	97
Deferred income tax expense	288	218	206
Bad debt expense	73	88	54
Losses from sales of receivables	35	30	52
Deferred rent expense	—	5	4
Losses on redemption of debt	—	—	32
Changes in operating assets and liabilities
Accounts receivable	(1,143)	(1,370)	(873)
Equipment installment plan receivables	(250)	(755)	(222)
Inventories	(265)	(244)	33
Operating lease right-of-use assets	435	—	—
Other current and long-term assets	(87)	128	132
Accounts payable and accrued liabilities	13	505	(1,028)
Short and long-term operating lease liabilities	(522)	—	—
Other current and long-term liabilities	121	(48)	45
Other, net	76	17	(8)
Net cash provided by operating activities	1,392	954	770
Investing activities
Purchases of property and equipment, including capitalized interest of $118, $116 and $43	(1,931)	(1,184)	(1,366)
Purchases of spectrum licenses and other intangible assets, including deposits	(185)	(26)	(51)
Proceeds related to beneficial interests in securitization transactions	1,157	1,450	1,295
Acquisition of companies, net of cash acquired	—	—	(333)
Other, net	(7)	(9)	(7)
Net cash provided by (used in) investing activities	(966)	231	(462)
Financing activities
Proceeds from issuance of long-term debt	—	—	2,494
Proceeds from borrowing on revolving credit facility	885	215	2,170
Repayments of revolving credit facility	(885)	(215)	(1,725)
Repayments of financing lease obligations	(86)	(192)	(172)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	(54)	—
Repayments of long-term debt	—	—	(999)
Repurchases of common stock	—	—	(666)
Tax withholdings on share-based awards	(100)	(57)	(74)
Cash payments for debt prepayment or debt extinguishment costs	—	—	(31)
Other, net	(4)	(8)	3
Net cash used in financing activities	(190)	(311)	1,000
Change in cash and cash equivalents	236	874	1,308
Cash and cash equivalents
Beginning of period	1,203	329	1,219
End of period	$1,439	$1,203	$2,527
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$340	$222	$378
Operating lease payments (1)	688	—	—
Income tax payments	32	11	1
Noncash investing and financing activities
Noncash beneficial interest obtained in exchange for securitized receivables	1,512	1,376	1,128
Changes in accounts payable for purchases of property and equipment	$(333)	$737	$(364)
Leased devices transferred from inventory to property and equipment	147	198	304
Returned leased devices transferred from property and equipment to inventory	(57)	(80)	(82)
Short-term debt assumed for financing of property and equipment	250	—	237
Operating lease right-of-use assets obtained in exchange for lease obligations	694	—	—
Financing lease right-of-use assets obtained in exchange for lease obligations	180	434	142

(1)
On January 1, 2019, we adopted ASU 2016-02, “Leases (Topic 842),” which requires certain supplemental cash flow disclosures. Where these disclosures or a comparable figure were not required under the former lease standard, we have not retrospectively presented historical amounts. See Note 1 – Summary of Significant Accounting Policies in the Q1 2019 10-Q for additional details.

T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter
(in thousands)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Customers, end of period
Branded postpaid phone customers	34,744	35,430	36,204	37,224	37,880
Branded postpaid other customers	4,321	4,652	4,957	5,295	5,658
Total branded postpaid customers	39,065	40,082	41,161	42,519	43,538
Branded prepaid customers	20,876	20,967	21,002	21,137	21,206
Total branded customers	59,941	61,049	62,163	63,656	64,744
Wholesale customers	14,099	14,570	15,086	15,995	16,557
Total customers, end of period	74,040	75,619	77,249	79,651	81,301

	Quarter
(in thousands)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Net customer additions (losses)
Branded postpaid phone customers	617	686	774	1,020	656
Branded postpaid other customers	388	331	305	338	363
Total branded postpaid customers	1,005	1,017	1,079	1,358	1,019
Branded prepaid customers	199	91	35	135	69
Total branded customers	1,204	1,108	1,114	1,493	1,088
Wholesale customers	229	471	516	909	562
Total net customer additions	1,433	1,579	1,630	2,402	1,650

	Quarter
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Branded postpaid phone churn	1.07%	0.95%	1.02%	0.99%	0.88%
Branded prepaid churn	3.94%	3.81%	4.12%	3.99%	3.85%

T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Financial Measures
Service revenues (in millions)	$7,806	$7,931	$8,066	$8,189	$8,277
Total revenues (in millions)	$10,455	$10,571	$10,839	$11,445	$11,080
Net income (in millions)	$671	$782	$795	$640	$908
Net income margin	9%	10%	10%	8%	11%
Adjusted EBITDA (in millions)	$2,956	$3,233	$3,239	$2,970	$3,284
Adjusted EBITDA margin	38%	41%	40%	36%	40%
Cash purchases of property and equipment including capitalized interest (in millions)	$1,366	$1,629	$1,362	$1,184	$1,931
Capitalized Interest (in millions)	$43	$102	$101	$116	$118
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,323	$1,527	$1,261	$1,068	$1,813
Net cash provided by operating activities (in millions)	$770	$1,261	$914	$954	$1,392
Net cash (used in) provided by investing activities (in millions)	$(462)	$(306)	$(42)	$231	$(966)
Net cash provided by (used in) financing activities (in millions)	$1,000	$(3,267)	$(758)	$(311)	$(190)
Free Cash Flow (in millions)	$668	$774	$890	$1,220	$618
Net cash proceeds from securitization	$(150)	$25	$(18)	$(36)	$(18)
Operating Metrics
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65
Branded postpaid accounts, end of period (in thousands)	13,237	13,498	13,753	14,015	14,234
Branded postpaid customers per account	2.95	2.97	2.99	3.03	3.06
Device Sales and Leased Devices
Phones (in millions)	8.7	7.9	8.1	8.3	7.4
Branded postpaid upgrade rate	5%	6%	6%	6%	5%
Device Financing
Gross EIP financed (in millions)	$1,572	$1,705	$1,762	$2,203	$1,742
EIP billings (in millions)	$1,698	$1,585	$1,601	$1,664	$1,663
EIP receivables, net (in millions)	$3,515	$3,530	$3,589	$4,085	$4,128
Lease revenues (in millions)	$171	$177	$176	$168	$161
Leased devices transferred from inventory to property and equipment (in millions)	$304	$280	$229	$198	$147
Returned leased devices transferred from property and equipment to inventory (in millions)	$(82)	$(90)	$(74)	$(80)	$(57)
Customer Quality
EIP receivables classified as prime	43%	42%	42%	44%	46%
EIP receivables classified as prime (including EIP receivables sold)	53%	52%	52%	53%	52%
Total bad debt expense and losses from sales of receivables (in millions)	$106	$102	$128	$118	$108

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Net income	$671	$782	$795	$640	$908
Adjustments:
Interest expense	251	196	194	194	179
Interest expense to affiliates	166	128	124	104	109
Interest income	(6)	(6)	(5)	(2)	(8)
Other (income) expense, net	(10)	64	(3)	3	(7)
Income tax expense (benefit)	210	286	335	198	295
Operating income	1,282	1,450	1,440	1,137	1,476
Depreciation and amortization	1,575	1,634	1,637	1,640	1,600
Stock-based compensation (1)	96	106	102	85	93
Merger-related costs	—	41	53	102	113
Other, net (2)	3	2	7	6	2
Adjusted EBITDA	$2,956	$3,233	$3,239	$2,970	$3,284

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations)(1) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019
Short-term debt	$3,320	$1,004	$783	$841	$250
Short-term debt to affiliates	445	320	—	—	598
Short-term financing lease liabilities					911
Long-term debt	12,127	12,065	11,993	12,124	10,952
Long-term debt to affiliates	14,586	14,581	14,581	14,582	13,985
Financing lease liabilities					1,224
Less: Cash and cash equivalents	(2,527)	(215)	(329)	(1,203)	(1,439)
Net debt (excluding Tower Obligations)	$27,951	$27,755	$27,028	$26,344	$26,481
Divided by: Last twelve months Net income	$4,509	$4,710	$4,955	$2,888	$3,125
Net Debt (excluding Tower Obligations) to last twelve months Net income	6.2	5.9	5.5	9.1	8.5
Divided by: Last twelve months Adjusted EBITDA	$11,501	$11,722	$12,139	$12,398	$12,726
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.4	2.4	2.2	2.1	2.1

(1)
In Q1 2019, the adoption of the new lease accounting standard resulted in a reclassification of capital lease liabilities previously included in Short-term debt and Long-term debt to Short-term financing lease liabilities and Financing lease liabilities in our Condensed Consolidated Balance Sheet. In Q1 2019, we redefined Net debt (excluding Tower obligations) to reflect the above changes in classification and present Net debt (excluding Tower obligations) on a consistent basis for investor transparency. The effects of this change are applied prospectively, consistent with the adoption of the standard. See Note 1 – Summary of Significant Accounting Policies in the Q1 2019 10-Q for additional details.

Free Cash Flow is calculated as follows

	Quarter
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Net cash provided by operating activities	$770	$1,261	$914	$954	$1,392
Cash purchases of property and equipment	(1,366)	(1,629)	(1,362)	(1,184)	(1,931)
Proceeds related to beneficial interests in securitization transactions	1,295	1,323	1,338	1,450	1,157
Cash payments for debt prepayment or debt extinguishment costs	(31)	(181)	—	—	—
Free Cash Flow	$668	$774	$890	$1,220	$618
Net cash (used in) provided by investing activities	$(462)	$(306)	$(42)	$231	$(966)
Net cash provided by (used in) financing activities	$1,000	$(3,267)	$(758)	$(311)	$(190)

Free Cash Flow three-year CAGR(1) is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$6,400	$6,850	32%	35%
Cash purchases of property and equipment	(4,702)	(5,800)	(6,100)	7%	9%
Proceeds related to beneficial interests in securitization transactions	3,356	3,900	3,900
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%
(1)    The Net cash provided by operating activities and Free Cash Flow three-year CAGR figures exclude payments for merger-related costs.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following table illustrates the calculation of our operating measure ARPU and reconcile this measure to the related service revenues:

(in millions, except average number of customers and ARPU)	Quarter
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,070	$5,164	$5,244	$5,384	$5,493
Less: Branded postpaid other revenues	(259)	(272)	(289)	(297)	(310)
Branded postpaid phone service revenues	$4,811	$4,892	$4,955	$5,087	$5,183
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	34,371	35,051	35,779	36,631	37,504
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,402	$2,402	$2,395	$2,399	$2,386
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,583	20,806	20,820	20,833	21,122
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65

Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile’s network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance such as merger-related costs. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule. In Q1 2018, we made an accounting change to reduce net cash provided by operating activities by the deferred purchase price less payments for debt prepayment or debt extinguishment costs, as a result of the adoption of ASU 2016-15. Free Cash Flow has been redefined to reflect the changes in classification and present cash flows on a consistent basis for investor transparency.

11.
Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents. Leases classified as capital leases under the previous standard are included in Financing Lease liabilities within our Condensed Consolidated Balance Sheet under the new lease standard. The liabilities related to these leases are included in the Net debt calculation under the previous and new lease standards.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals for the merger (the “Merger”) with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and other parties therein (the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transactions, or the failure to satisfy any of the other conditions to the Transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement; adverse effects on the market price of our common stock or on our or Sprint’s operating results because of a failure to complete the Merger in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the Transactions on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the Transactions on the market price of our common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the Transactions, including financing costs, and unknown liabilities of Sprint or that may arise; failure to realize the expected benefits and synergies of the Transactions in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations; the risk of litigation or regulatory actions related to the Transactions; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the Transactions could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; adverse economic, political or market conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license results in changes to the royalty rates for our trademarks; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the occurrence of high fraud rates related to device financing, credit card, dealers, or subscriptions; and interests of a majority stockholder may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.
Important Additional Information

In connection with the Transactions, T-Mobile US, Inc. (“T-Mobile”) has filed a registration statement on Form S-4 (File No. 333-226435), which contains a joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the Transactions with the SEC. The registration statement on Form S-4 was declared effective by the SEC on October 29, 2018, and T-Mobile and Sprint commenced mailing the joint consent solicitation statement/prospectus to their respective stockholders on October 29, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain these documents free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov, or from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov, or from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

Participants in the Solicitation

T-Mobile and Sprint and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the Transactions. Information about T-Mobile’s directors and executive officers is available in T-Mobile’s proxy statement dated April 26, 2018, for its 2018 Annual Meeting of Stockholders. Information about Sprint’s directors and executive officers is available in Sprint’s proxy statement dated June 26, 2018, for its 2018 Annual Meeting of Stockholders, and in Sprint’s subsequent Current Report on Form 8-K filed with the SEC on July 2, 2018. Other information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint consent solicitation statement/prospectus. Investors should read the joint consent solicitation statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from T-Mobile or Sprint as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About T-Mobile US, Inc.

As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 81.3 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.